Exhibit 10.6

REYNOLDS AMERICAN INC

[                    , 200  ]

[Name]
[Street]
[City, State, Zip]

Re: Special Severance Benefits and Change of Control Protections

          As consideration for your entering into the Non-Competition, Non-Disclosure of Confidential Information and Commitment to Provide Assistance Agreement, attached hereto as Exhibit A and made a part of this document, you will be eligible for special severance and certain change of control protections from Reynolds American Inc. (the “Company”), the terms and conditions of which are set forth below.

1.	Special Severance Benefits.

(a)	If, during the course of your employment with the Company or any of its affiliates, your employment is involuntarily terminated for any reason other than Cause (as defined in the Company’s Long Term Incentive Plan (the “LTIP”)) you will receive two (2) years’ pay (defined as base pay and target bonus at the time of the termination of your employment), payable over three (3) years, and full employee benefits coverage for three (3) years, and if you participate in an executive supplemental payment plan at the time of your termination of employment, coverage under the executive supplemental payment plan according to its terms and conditions for three (3) years. These special severance benefits replace any compensation or benefits under the Reynolds American Salary and Benefits Continuation Program (“SBC”). It is intended that you will not receive any less pay or benefits than provided under the SBC obligation; provided, however, that any payment under this Section 1(a) is conditioned upon your execution of the release described in Section 3(a). In the event that you do not execute the release described in Section 3(a), you will not be entitled to any benefits under this agreement and will be entitled only to those benefits provided under the SBC obligation.

(b)	For purposes of this agreement, your employment shall be deemed to have been terminated for “Cause” if the termination of employment results from your: (i) criminal conduct; (ii) deliberate and continual refusal to perform employment duties on substantially a full time basis; (iii) deliberate and continual refusal to act in accordance with any specific lawful instructions of an authorized officer or employee more senior than you or a majority of the Board of Directors of the Company; or (iv) deliberate misconduct which could be materially damaging to the Company or any of its business operations without a reasonable good faith belief by you that such conduct was in the best interests of the Company. A termination of employment shall not be deemed for Cause hereunder unless the senior human resources executive of the Company shall confirm that any such termination of employment is for Cause. Any voluntary termination of employment by you in anticipation of an involuntary termination of employment for Cause shall be deemed to be a termination of employment for Cause.

(c)	Notwithstanding any provision to the contrary contained herein, in the event that you are deemed to be a “Key Employee” of the Company (as defined below), to the extent required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, payment of your severance benefits will not commence before the date which is at least six (6) months after the date of your separation from service with the Company or any of its affiliates (or, if earlier, the date of your death). Any cash payment delayed under this Section 1(c) will accrue interest during the period the payment is delayed equal to the average prime rate of JPMorgan Chase & Co. for the six-month period.

(d)	For purposes of this agreement, a “Key Employee” means an employee of the Company who is a key employee within the meaning of Section 409A of the Code and the regulations promulgated thereunder.

(e)	Involuntary termination of your employment without Cause will be deemed to have occurred if you voluntarily terminate your employment after the occurrence of one (1) or more of the following events:

(i)	the total amount of your base salary and targeted awards under the LTIP and the Company’s Annual Incentive Award Plan (the “AIAP”), or successor plans, is at any time reduced by more than twenty percent (20%) without your consent; provided, however, that nothing herein will be construed to guarantee your target award if performance is below target;

(ii)	your responsibilities are substantially reduced in importance without your consent; or

(iii)	you are at any time required as a condition of continued employment to become based at any office or location more than the minimum number of miles required by the Internal Revenue Service for you to claim a moving expense deduction, from your then current place of employment without your consent, except for travel reasonably required in the performance of your responsibilities.

Unless you provide written notification of your non-consent to any of the events described in (i), (ii) or (iii) above within ninety (90) days after the occurrence of any such event, you will be deemed to have consented to the occurrence of such event or events and no deemed involuntary termination will occur. If you provide written notice of your non-consent to any of the events described in (i), (ii) or (iii) above within ninety (90) days after the occurrence of any such events, your employment by the Company or any of its affiliates will be deemed to have been involuntarily terminated ninety (90) days after receipt of such written notice by the Company or any of its affiliates.

(f)	For the purpose of calculating benefits under the Company’s non-qualified defined benefit pension plans, you will be deemed to be paid throughout the three-year special severance pay period at a rate equal to your base pay and target bonus immediately prior to the involuntary termination of your employment. For purposes of life insurance and disability, benefits will be based on your base pay in effect immediately prior to the involuntary termination of your employment.

2.	Change of Control. In the event of a Change of Control of the Company (as such Change of Control is defined in the LTIP), or any successor plan, the following will occur:

(a)	The Company will hold you harmless from any golden parachute tax imposed by any federal, state or local taxing authority as a result of any payments made by the Company or any of its affiliates. In the event that it is determined that any payment or distribution by the Company or any of its affiliates to or for you (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you will be entitled to receive from the Company or any of its affiliates an additional payment (an “Excise Tax Adjustment Payment”) in an amount such that after payment by you of all applicable federal, state and local taxes (computed at the maximum marginal rates and including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Excise Tax Adjustment Payment, you retain an amount of the Excise Tax Adjustment Payment equal to the Excise Tax imposed upon the Payments. You agree to cooperate fully with the Company and its affiliates in any protester appeal by the Company or any of its affiliates in the event of the imposition of any golden parachute tax.

(b)	If your employment is terminated without Cause following such Change of Control, the Company or any of its affiliates will pay to you as incurred all legal and accounting fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, in seeking to obtain or enforce any right or benefit provided by any compensation-related plan, agreement or arrangement of the Company or any of its affiliates), unless your claim is found by an arbitral tribunal of competent jurisdiction to have been frivolous.

(c)	During the 24-month period following a Change of Control, you will be entitled to terminate your employment for Good Reason and receive the severance benefits set forth in Section 1 of this agreement as if you had been involuntarily terminated by the Company or any of its affiliates without Cause.

(d)	For purposes of this agreement, “Good Reason” means, without your express written consent, any of the following events occurring after a Change of Control:

(i)	a material reduction in your duties, a material diminution in your position or a material adverse change in your reporting relationship from those in effect immediately prior to the Change of Control;

(ii)	a reduction in your pay grade or bonus opportunity as in effect immediately prior to the Change of Control or as the same may thereafter be increased from time to time during the term of this agreement;

(iii)	the failure to continue in effect any compensation plan in which you participate at the time of the Change of Control, including but not limited to the LTIP and AIAP, or any substitute plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan providing you with substantially similar benefits) has been made with respect to such plan in connection with the Change of Control, or the failure to continue your participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change of Control;

(iv)	the taking of any action which would directly or indirectly materially reduce any of the benefits to be provided to you under the retirement or savings plans of the Company or any of its affiliates (unless such reduction is required by law) or deprive you of any material fringe benefit enjoyed by you at the time of the Change of Control, or the failure to provide you with the number of paid vacation days to which you are entitled on the basis of your employer’s practice with respect to you as in effect at the time of the Change of Control;

(v)	any material breach by the Company or its affiliates of any provision of this agreement or any other of your contractual arrangements with the Company or its affiliates; or

(vi)	requiring you to be become based at any office or location more than the minimum number of miles required by the Code for you to claim a moving expense deduction, from the office or location at which you were based immediately prior to such Change of Control, except for travel reasonably required in the performance of your responsibilities.

3.	Miscellaneous.

(a)	In further consideration for these special severance and change of control benefits, and should an involuntary termination of your employment ever occur, the Company will expect your cooperation in transitioning your responsibilities, and, prior to the payment of any benefits under this agreement, you will execute a letter containing a release of claims and a reaffirmation of your Non-Competition, Non-Disclosure of Confidential Information and Commitment to Provide Assistance Agreement each in a form reasonably satisfactory to the Company with all period for revocation expired.

(b)	You acknowledge and agree that nothing contained in this agreement obligates the Company or any one of its affiliates (i) to employ you for any specific term or (ii) to grant you any short-term or long-term incentive awards under the plans and programs of the Company or any of its affiliates.

(c)	This agreement is intended to comply with Section 409A of the Code and will be construed and interpreted in accordance with such intent. This agreement may be amended from time to time by the Company to effect required compliance under Section 409A of the Code as additional guidance is issued.

(d)	Except as provided in Section 3(c), this agreement may not be modified, amended or waived in any manner other than by an instrument in writing signed by you and the Company.

(e)	This agreement shall be governed, controlled and determined in accordance with the applicable provisions of federal law and, to the extent not preempted by federal law, the laws of the State of North Carolina, without regard to the conflicts of law rules of such state.

          Please indicate your acceptance of the terms of this agreement by signing this agreement below and returning it to the Company. A copy will be provided to you.

REYNOLDS AMERICAN INC.

By:

Its:

Accepted and agreed to as of this                    day

of                                         , 200

[Employee]

Exhibit A

Non-Competition,
Non-Disclosure of Confidential Information,
And
Commitment to Provide Assistance Agreement

I, [Name], acknowledging the special severance benefits and certain change of control protections made available to me as consideration for entering into this Non-Competition, Non-Disclosure of Confidential Information and Commitment to Provide Assistance Agreement, do hereby agree to each of the following:

•	I will not, without the prior written consent of Reynolds American Inc. (“RAI”), use, divulge, disclose or make accessible to any other person, firm, partnership or corporation or other entity any confidential information pertaining to the businesses of RAI, R. J. Reynolds Tobacco Company, and/or any of their affiliates (collectively, the “Companies”), except (a) while employed by any of the Companies in the businesses of and for the benefit of the Companies or (b) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the businesses of the Companies, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order me to divulge, disclose or make accessible such information. For purposes of this agreement, “Confidential Information” shall mean non-public information concerning any of the Companies’ data, strategic business plans, product development data (or other proprietary product data), customer lists, marketing plans and other proprietary information, except for specific items which have become publicly available information (other than such items which I know have become publicly available through a breach of fiduciary duty or any confidentiality agreement).

•	During the period commencing on the first date of my employment with any one (1) of the Companies and ending three (3) years after the date of the termination of my employment for any reason from any of the Companies, I covenant and agree that:

(a)	I will not directly or indirectly (whether as owner, partner, consultant, employee, or otherwise), engage in any of the “Major Businesses” (as defined below) in which any of the Companies are engaged; and

(b)	I will not, on my own behalf or on behalf of any person, firm or company, directly or indirectly for a period of twelve (12) months following the termination of my employment, offer employment to any person who was, at the time of the termination of my employment, employed by any of the Companies.

(c)	For purposes of this agreement, “Major Businesses” means the major business segments of any of the Companies dealing in the manufacture, sale or marketing of tobacco and smoking products or products deemed to be in competition with smoking products, including but not limited to those developed, marketed or intended to be used as part of smoking cessation programs, or as tobacco or smoking substitutes.

I and the Companies agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction, such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

•	I agree that:

(a)	I will personally provide reasonable assistance and cooperation to the Companies in activities related to the prosecution or defense of any pending or future lawsuits or claims involving any of the Companies.

(b)	I will promptly notify RAI if I receive any requests from anyone other than an employee or agent of one of the Companies for information regarding any of the Companies which could reasonably be construed as being proprietary, non-public or confidential or if I become aware of any potential claim or proposed litigation against any of the Companies.

(c)	I will refrain from providing any information related to any claim or potential litigation against any of the Companies to any non-Company representatives without RAI’s written permission or being required to provide information pursuant to legal process.

(d)	If required by law to provide sworn testimony regarding any matter related to any of the Companies, I will consult with and have legal counsel designated by RAI present for such testimony. RAI will be responsible for the costs of such designated counsel, and I will bear no cost for same.

(e)	If I am required by law to provide sworn testimony regarding any matter related to any of the Companies, and if I require legal counsel to represent and protect my interests (in addition to RAI’s designated legal counsel provided for under subparagraph (d) herein), RAI will reimburse me for any legal expenses (including, but not limited to, the costs of any attorney reasonably acceptable to me and RAI, which acceptance by RAI shall not be unreasonably withheld) and other out-of-pocket expenses I may incur in relation to such testimony.

(f)	I will cooperate with the Companies’ attorneys to assist in their efforts, especially on matters I have been privy to, holding all privileged attorney-client matters in strictest confidence unless ordered to do otherwise by a court of competent jurisdiction or a committee of the Congress of the United States or of a state legislature. I understand that I will be reimbursed for travel, food, lodging or similar out-of-pocket expense incurred at the request of any of the Companies in discharging any of my obligations under this agreement.

•	I agree that any breach of the covenants contained in this agreement would irreparably injure the Companies. Accordingly, the Companies may, in addition to pursuing any other remedies that they may have in law or in equity, obtain an injunction against me from any court having jurisdiction over the matter, restraining any further violation of this agreement by me.

Accepted and agreed to:

Employee Name	Date